UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

 Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

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[      ]          Definitive Proxy Statement

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[      ]          Soliciting Material Pursuant to § 240.14a-12

Putnam Municipal Opportunties Trust ("PMO")

(Name of Registrant as Specified In Its Charter)

Karpus Management, Inc., d/b/a Karpus Investment Management

(Name of Person(s) Filing Proxy statement, if other than the Registrant)

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PROXY STATEMENT OF KARPUS MANAGEMENT, INC.,
D/B/A KARPUS INVESTMENT MANAGEMENT
IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF TRUSTEES OF

Putnam Municipal Opportunties Trust
One Post Office Square, 8th Floor, Boston, Massachusetts 02109

AT THE ANNUAL METING OF SHAREHOLDERS
 (To be held on April 8, 2010)

Fellow shareholders:

This Proxy Statement and the enclosed GREEN proxy card are being furnished to you, the shareholders of Putnam Municipal Opportunities Trust ("PMO" or the "Fund"), in connection with the solicitation of proxies by Karpus Management, Inc. d/b/a Karpus Investment Management ("KIM" or "Karpus"), long-term shareholders of the Fund since 2005, for use at the at the 2010 Annual Meeting of shareholders of the Fund scheduled to be held at 11:00 a.m. E.S.T. on Thursday, April 8, 2010 at One Post Office Square, 8th Floor, Boston, Massachusetts 02109, including any adjournments or postponements thereof and any consequent meeting that may be called (the "Meeting").

Only the Fund's shareholders of record on January 11, 2010 ("Record Date") will be entitled to receive notice of and to vote at the Fund's Meeting of Shareholders or any adjournment(s) or postponement(s) thereof. The Meeting is being held for the following purposes:

  1. To elect Walter S. Baer, Donald Chapman, Richard W. Cohen, Phillip Goldstein, Robert Hoyt, Ph.D., Jeffrey P. Lessard, Ph.D., CFA, Brad Orvieto and Arthur Charles Regan as Trustees of the Fund;
  2. To consider a shareholder proposal recommending that the Trustees consider converting the fund to an open-end format;

  And to transact such other business as may properly come before the Meeting and any adjournment(s) or postponement(s) thereof.

KARPUS RECOMMENDS THAT YOU VOTE FOR ITEM 1 AND FOR ITEM 2 FOR THE FOLLOWING REASONS:

  1. To install greater independent representation on the Board in order to align shareholder interests with the actions of the Board; and
  2. The Board's original recommendation to merge PMO into an open-end fund with similar objectives is clearly in all shareholders' (both common and preferred) best interests. Our proposal is to simply submit to shareholders the same proposal that the Trustees themselves recommended over a year ago but never actually implemented or submitted to shareholders.

On the Record Date, the Fund reported in its proxy statement as having 42,871,373.975 shares of common stock outstanding (the "Common Stock" or "Shares"), as well as 3,417 shares of Series B Preferred Shares and 3,737 Series C Preferred Shares, with each shareholder of record at the close of business on the Record Date being entitled to one vote for each share held, and each fractional share entitled to a proportionate fractional vote.

For all matters to be voted upon, an abstention or broker non-vote will not be considered a vote cast. Abstentions will be counted and broker non-votes, if any, will be considered not present for the purpose of determining the presence of a quorum at the Meeting.

As of the Record Date, Karpus was the beneficial owner of 6,299,384 shares of the Common Stock of the Fund which represents 14.69% of the Fund's issued and outstanding Common Stock.

YOUR LAST DATED PROXY CARD IS THE ONLY ONE THAT COUNTS, SO RETURN THE GREEN PROXY CARD EVEN IF YOU HAVE ALREADY DELIVERED A PRIOR PROXY. WE URGE YOU NOT TO RETURN ANY PROXY CARD SENT TO YOU BY THE FUND. THIS SOLICITATION IS BEING MADE BY KARPUS, AND NOT ON BEHALF OF THE BOARD OF TRUSTEES OR MANAGEMENT OF THE FUND.

The Fund's Clerk will furnish you, upon request and without charge, a copy of the Fund's annual report for its most recent fiscal year, and a copy of its semiannual report for any subsequent semiannual period. The Fund's proxy materials indicate that you may direct such requests to Putnam Investor Services, P.O. Box 8383, Boston, Massachusetts 02266-8383 or by phone at 1-800-225-1581. You may also access copies of these reports by visiting Putnam's website at Putnam.com/individual.

We are soliciting a proxy to vote or, under circumstances specified herein, not vote your shares in connection with the Annual Meeting of Shareholders of the Fund. Please refer to the Fund's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by shareholders. It is anticipated that this Proxy Statement and the attached form of proxy will first be mailed to shareholders on or about [ ][ ], 2010.

If you have any questions concerning this Proxy Statement, please contact:

  Brett D. Gardner, Portfolio Manager or
  Daniel Lippincott, Senior Tax-Sensitive Manager/Municipal Analyst
  Karpus Management, Inc., d/b/a Karpus Investment Management
  183 Sully's Trail
  Pittsford, New York 14534
  (585) 586-4680

ITEM 1 - ELECTION OF TRUSTEES

We are soliciting a proxy to vote, or, under specified conditions not to vote your shares, FOR the election of the Karpus nominees indicated below. As you can see, each of Karpus' director candidates are well qualified:

  Walter S. Baer; Age: 72; Address: 344 S. Canyon View Drive, Los Angeles, California 90049; Nationality: U.S. Citizen; Share Ownership: 26,200 shares; Professional Experience: Private investor; University of Southern California, Annenberg School for Communications and Journalism, Senior Fellow; RAND Corporation, Deputy Vice President and Professor of Policy Analysis, 1990-2004; Times Mirror Company, Director of Advanced Technology, 1981-1989; Education: University of Wisconsin, PhD (physics),1964, Caltech, BS (physics), 1959; Directorships/Other: KCRW Public Radio Foundation, Director, Audit Committee member and former Chair.

  Donald Chapman; Age: 67; Address: 788 Admiralty Way, Webster, New York 14580; Nationality: U.S. Citizen; Share Ownership: 3,125; Professional Experience: Private Practice Accountant, grew private practice with emphasis on manufacturing and construction/real estate, 1970-2005, KPMG, Staff Accountant, 1967-1970, United States Army, 1960-1963; Education: University of Rochester, Accounting (1967); Directorships/Other: International Accounting Agency Member, Stone Construction Co., Inc., Board Member, 1990-2005, Ultrafab, Inc., Board Member, 1994-2004, New York State Society of Certified Public Accountants, Board of Directors, 1984-1987, President Rochester Chapter of New York State Society of Certified Public Accountants, 1982-1983.

  Richard W. Cohen; Age: 55; Address: c/o Lowey Dannenberg Cohen & Hart, P.C., White Plains Plaza, One North Broadway, White Plains, New York 10601-2310; Nationality: U.S. Citizen; Share Ownership: 3,152; Professional Experience: President of Lowey Dannenberg Cohen & Hart P.C., a law firm which devotes a substantial amount of its practice to representation of investors in public companies. Admitted to practice in New York and Pennsylvania, and the bars of the U.S. Courts of Appeals for the 1st, 2nd, 3rd, 6th and 11th Circuits; and the U.S. District Courts for the Southern and Eastern Districts of New York, the Eastern District of Michigan and the Eastern District of Pennsylvania; Education: Graduate of Georgetown University (A.B. 1977) and the New York University School of Law (J.D. 1980); Directorships/Other: N/A.

  Phillip Goldstein; Age: 64; Address: Park 80 West, 250 Pehle Avenue, Suite 708, Saddle Brook, New Jersey 07663; Share Ownership: N/A; Directorships/Other: Mr. Goldstein is an investment advisor and a principal of the general partner of six investment partnerships in the Bulldog Investors group of funds and is a principal of Brooklyn Capital Management LLC, the investment advisor for Insured Municipal Income Fund. He has been a director of the Mexico Equity and Income Fund since 2000, Brantley Capital Corporation since 2001, ASA Ltd since 2008 and Insured Municipal Income Fund since 2009.

  Robert Hoyt, Ph.D.; Age: 59; Address: c/o Keyflex Group, 1953 N. Howe Street, Chicago, Illinois 60614; Nationality: U.S. Citizen; Share Ownership: 3,620; Professional Experience: The Crestview Capital Funds, Managing Partner, 2003-current; Pentacon, Inc., Executive Vice-President of Business Development,1998-2003; Education: Ph.D. Clinical Psychology, Yeshiva University; M.A., Northwestern University; B.A., Sarah Lawrence College; Directorships/Other: North American Technologies (NAMC), QVL Pharmacy; Sarah Lawrence College, Francis W. Parker School, Chicago Sinai Congregation, Hillview Capital Advisors, and the Civic Leadership Foundation.

  Jeffrey P. Lessard, Ph.D., CFA; Age: 57; Address: 12 - A 317 RIT College of Business, Department of Finance and Accounting, Rochester, New York 14623; Share Ownership: N/A; Professional Experience: Academic Director of Consumer Finance, Associate Director of the center for Consumer Financial Services and professor of Finance at the Rochester Institute of Technology; Education/Other: Ph.D., Finance, University of Arkansas; M.A., Financial Economics, University of Arkansas, M.B.A., Accounting, Plymouth State College of the University of New Hampshire; B.S. Marketing, Political Science, University of New Hampshire; Directorships/Other: Obtained Chartered Financial Analyst designation and is a member of the Disciplinary Review Committee of the Chartered Financial Analysts Institute. Dr. Lessard's primary teaching interests are in the areas of wealth management, investment analysis and portfolio performance. Dr. Lessard has published in a wide variety of journals such as the American Business Review, Akron Business and Economic Review, New York Business and Economic Review, Business Insights, Journal of Financial Education, Journal of Global Business and Southern Business Review. Dr. Lessard's current scholarly interests are in the areas of corporate valuation, performance and presentation standards in the investments industry and the influence of the board of directors upon the creation of shareholder value.

  Brad Orvieto; Age: 53; Address: c/o Strategic Asset Management Group, 800 South Andrews Avenue, Suite 204, Fort Lauderdale, Florida 33316; Nationality: U.S. Citizen; Share Ownership: 1,400 common shares; Professional Experience: Founded Horizon Financial Group, a Financial Planning and Investment Advisory firm, 1985. Horizon Financial Group merged with Strategic Asset Management Group, 1997; Education: University of Miami School of Business (B.B.A, (1979), International Finance and Marketing; Directorships/Other: Certified Financial Planner; Board of Directors, Equus II Inc. (EQS), 2010 Chairman of Broward County Housing Finance Authority, Steering Committee for the Incorporation of the City of Weston, McDonald Family Foundation-Trustee, City of Plantation Comprehensive Planning Board, Anti-defamation League Civil Rights Committee, Broward County Tourist Related Program Grant Panel, Broward County Cultural Arts Grant Panel, Broward County Art in Public Places Steering Committee, Board of Directors - Temple Kol Ami, Corporate Board - Broward County Boys & Girls Club.

  Arthur Charles Regan; Age: 47; Address: 1350 N. Jasmine Avenue, Tarpon Springs, Florida 34689, Nationality: U.S. Citizen; Share Ownership: N/A; Professional Experience: Mr. Regan is currently the President & CEO of Regan & Associates, Inc. a NY, NY based proxy solicitation/shareholder services firm founded by him in 1991 and has had numerous articles published on shareholder related matters. He was previously the President of David Francis & Co., Inc. and a Vice President at Morrow & Co, Inc., also proxy solicitation firms; Education/Other: BS in Management & Organizational Behavior from NYU (1984); Directorships/Other: He also formerly served as an outside director and Corporate Secretary for US Wats, Inc. a Bala-Cynwyd, PA based publicly held telecommunications firm until that firm was merged out of existence. Mr. Regan also manages his own investment portfolio and has since 1984.

As long-term shareholders since 2005, Karpus' interests are clearly aligned with yours. We have become increasingly dissatisfied with the Trustees actions, and, specifically, recent events have indicated to us that the Trustees of PMO have interests aligned with Putnam Investment Management and not the shareholders they have a fiduciary duty to represent. As your fellow shareholder, we call your attention to the "representation" that all shareholders have received since the Fund last conducted its annual meeting in May 2008:

  * Discount "management": Our Trustees claim that their "wisdom" of indefinitely postponing the merger of the Fund into an open-end fund with similar investment objectives was a direct cause of the discount narrowing of the Fund from an average of -10.88% in the third quarter of 2008 to an average of -5.64% in the final quarter of 2009. We disagree. We feel that the Trustees enticed shareholders to buy more shares with the belief that they would be receiving NAV for their shares once the mergers were approved. We believe this discount narrowing is artificial and we have little confidence the discount can remain narrow on its own. It should also be noted that while the Fund's discount is narrow relative to its historic average, it remains wide relative to its Lipper leveraged closed-end fund category peers (Source: Bloomberg). We feel that this additional buying played a key role in substantially narrowing the discount to net asset value at which the Fund's shares trade and had little if anything to do with the Trustees' "wisdom." Further, the discount has likely been diminished and remains narrow due to the disclosure of our shareholder proposal and Director nominees.

  * Delaying the annual meeting: The Fund's last annual meeting was on May 8, 2008. This is 23 months from the announced date of the 2010 Annual Meeting. All other Putnam closed-end funds, except PMO and PMM had an annual meeting in 2009. While we believe that the Board did this because it had technically held the May 8, 2008 meeting during its 2009 fiscal year, we do not understand why it chose to substantially alter its annual meeting date while it continued with the status quo on its other closed-end funds. Because of this unnecessary delay, the Trustees never even allowed shareholders to vote on merging the Fund with an open-end fund with similar investment objectives. Further, the delay also did not allow shareholders to vote on the election of three additional trustees (one of whom had already retired) for which the Fund assumed the additional costs for in 2009.

  * Fixing the number of Trustees, again: Since 1994, the Board has "fixed" the number of Trustees multiple times at anywhere from 10 to 16 Trustees with no apparent rhyme or reason for the changes. Making matters worse, three additional trustees were added to "serve" in 2009 prior to even being elected by Fund shareholders. Unfortunately, this is not a new phenomenon for our Fund. Why does the Fund and Putnam Investments find it prudent to continually modify the number of trustees serving as "representatives" of its open and closed-end fund shareholders? Putnam is forcing shareholders to accept the costs of these additional trustees without any apparent benefit to shareholders for their "service."

  * Merging the Fund into an open-end fund: Lastly, the most egregious series of actions since the May 8, 2008 annual meeting involves the Trustees' series of decisions to merge, delay and then indefinitely suspend their proposal to merge PMO with an open-end fund with similar investment objectives. Given the events as they have unfolded, we feel that the Board's actions have proven to be reactive rather than proactive and we therefore feel that shareholders clearly should have more adequate and independent representation.

The Fund's proxy statement reads: "[y]our fund's Trustees are responsible for the general oversight of your fund's affairs and for assuring that your fund is managed in the best interests of its shareholders." We feel that the Trustees have failed in these stated duties, and, as your fellow shareholder, Karpus therefore recommends that you vote FOR all of our nominees on the GREEN proxy card, so that shareholders' best interests can be represented on the Board.

Please note: If you give us your proxy, we will take all steps necessary and lawful to obtain truly independent representation on the Board of the Fund. Due to the complexities of corporate law, under certain circumstances, if a quorum (50% of the outstanding shares of the Fund) is created, and if management has votes for its nominees of more than half of the shares present, such a situation could result in management's nominees being elected. As such, voting your shares at all, even if voted FOR Karpus nominees, could help create a quorum which could allow management's nominees to be elected. If Karpus believes that voting the proxies it receives would cause there to be a quorum and that the Karpus proposals would thereby not be approved, we may not attend the Meeting and may withhold all proxies in order to attempt to defeat management's Trustee nominees.

If we are not able to obtain truly independent representation on the Board of the Fund, we may not attend the Meeting, we may not vote your shares, and your shares may not be counted toward a quorum. If you do not believe the foregoing condition is reasonably specified, or if you unconditionally want your shares to be represented at the Meeting, you should not give us your proxy. If Karpus does attend the Meeting, unless you indicate otherwise, your shares will be voted FOR all eight of the Karpus nominees and FOR Karpus' shareholder proposal recommending that the Trustees consider converting the Fund to an open-end format.

Please refer to management's proxy statement for information regarding the names, qualifications and background of the Board's nominees.

Voting Requirement

The 12 nominees for election as Trustees by the holders of common and preferred shares, voting as a single class, who receive the greatest number of votes from the preferred and common shareholders will be elected as Trustees of your Fund.

In addition, the two nominees for election as Trustees to be elected solely by the preferred shareholders, Messrs. Hill and Patterson, voting as a class, who receive the greatest number of votes from the preferred shareholders only will be elected as Trustees of your Fund.

ITEM 2 - SHAREHOLDER PROPOSAL

At the Meeting, Karpus intends to submit the following proposal:

RESOLVED: The shareholders request the Board of Trustees to promptly consider converting the Fund from a closed-end fund format to an open-end fund format.

SUPPORTING STATEMENT

In the Fund's original press release dated September 12, 2008, the Board approved in principle a plan to merge PMO into an open-end fund. The press release highlighted the following 4 specific benefits for shareholders if the proposed merger was approved: (1) the ability to invest in an open-end fund with similar investment objectives; (2) the elimination of the Fund's discounts; (3) the ability to redeem shares at their net asset value on a daily basis; and (4) the choice of timing any recognition of taxable gains or losses by the redemption of shares. Further, the Funds also acknowledged on October 30, 2008 that lowered overall expenses were expected as a result of the additional assets in connection with the merger. All of these benefits are still applicable and desirable for shareholders today.

Nine months later, in a press release dated June 26, 2009, the Board reversed course and determined that the proposed merger would not be in the best interest of common shareholders, and authorized Putnam to suspend further efforts to implement the merger. As the largest shareholder of the Fund, we fully disagree with the Board's decision. The merger proposal continues to provide shareholders with the benefits originally stated by the Board. We feel that the Trustees decision was driven by Putnam Investment Management rather than the shareholders to whom the Trustees have a fiduciary duty to represent. By suspending the merger, Putnam Investment Management benefits by continuing to collect fees on the captive and levered assets of the closed-end Fund, while the Trustees continue to be well compensated for their "oversight."

We believe that now is an ideal time for this open-end proposal. Common shareholders continue to pay penalty default rates on the fund's leverage, while preferred shareholders are stuck holding illiquid securities. While it is true default rates remain low, we are concerned that they could rise dramatically in the near term. Fund management could take advantage of the recent strength in the municipal bond market to redeem the auction rate preferred shares of the Fund, as required before merging into an open-end fund.

The Board's original recommendation to merge PMO into an open-end fund with similar objectives is clearly in all shareholders' (both common and preferred) best interests. Our proposal is simply re-instating the same proposal that management recommended over a year ago. Shareholders should be granted an opportunity to vote on this proposal.

END OF PROPOSAL

As the Fund's proxy materials indicate, if the proposal passes at the meeting: "the Trustees would continue to exercise their fiduciary duty to act in the interests of shareholders in investigating the details and potential benefits of such a conversion, but would not be obligated to recommend that the fund be converted into an open-end fund." To us, while factually accurate, this statement indicates the type of Board and fund management company that are purportedly "representing" our interests and "managing" our Fund. Even if shareholders tell them otherwise, they are indicating that they might continue to hold both common and preferred shareholders hostage in a fund where shareholders would like to receive either full net asset value or liquidity.

Additionally, while many of the Fund's points are accurate regarding the benefits of closed-end funds, these benefits are meaningless if the Fund does not have shareholders' best interests in mind. As our proposal indicates, the fact remains that the exact points that the Trustees indicated in formally approving and announcing the proposed mergers in 2008 STILL REMAIN TODAY. Additionally, our proposal, if implemented, would clearly benefit all classes of shareholders involved: (1) the common shareholders would benefit by enhanced liquidity and the option of receiving net asset value for their shares, (2) the preferred shareholders would be allowed to receive liquidity at par for their shares, and (3) existing open-end fund shareholders would benefit from lower overall expenses as a result of the additional assets. Shareholders that do continue to seek the advantages of closed-end funds have roughly 222 other leveraged municipal closed-end bond funds to choose from, and should have no issue seeking a suitable replacement. Further, the performance of our Fund falls squarely in the bottom third relative to its Lipper peers over the past 10 years ended 12/31/2010 (Source: Putnam.com). Management's assertion that investors will be "forced to incur costs in locating and acquiring an alternative fund" should not be concerning, and investors would likely welcome the opportunity.

From our vantage point, the only party that would "lose" if the merger were to occur is Putnam Investment Management. Putnam Investment Management would "lose" because they wouldn't be getting paid to manage the additional assets associated with the current leverage on the Fund. While the Fund has benefitted recently from the advantageous cost of leverage, we feel that going forward, when short-term rates rise, borrowing costs could increase substantially for the Fund, placing it in a similar situation that it faced when it formally announced and approved a plan of merger in October 2008. Common shareholders still continue to pay penalty default rates due to failed auctions, and we have heard of no plans by PMO to refinance its Remarketed Preferred Shares. Other fund companies have been far more proactive in replacing their preferred shares with cheaper long-term solutions for shareholders. Again, as shareholders, it seems to us that we are faced with a Board of Trustees who acts in a reactive manner rather than a proactive one; this is simply not acceptable.

As such, we feel that it is imperative that all shareholders vote FOR Karpus' proposal to convert the fund from an open-end fund to a closed-end fund and strongly urge you to vote the GREEN proxy card.

Please note: If you give us your proxy, we will take all steps necessary and lawful to obtain truly independent representation on the Board of the Fund. Due to the complexities of corporate law, as described above, under certain circumstances, voting your shares at all, even if voted FOR Karpus nominees, could help create a quorum which could allow management's nominees to be elected. If Karpus believes that voting the proxies it receives would cause there to be a quorum and that the Karpus proposals would thereby not be approved, we may not attend the Meeting and may withhold all proxies in order to attempt to defeat management's Trustee nominees.

If we are not able to obtain truly independent representation on the Board of the Fund, we may not attend the Meeting, we may not vote your shares, and your shares may not be counted toward a quorum. If you do not believe the foregoing condition is reasonably specified, or you unconditionally want your shares to be represented at the Meeting, you should not give us your proxy. If Karpus does attend the Meeting, unless you indicate otherwise, your shares will be voted FOR all eight of the Karpus nominees and FOR Karpus' shareholder proposal recommending that the Trustees consider converting the Fund to an open-end format, under certain circumstances.

Voting Requirement

Approval of the shareholder proposal recommending that the Trustees consider converting the fund to an open-end format requires the affirmative vote of a majority of the shares voted on the proposal. The fund's common shareholders and preferred shareholders will vote together as a single class on this proposal. Each preferred shareholder and each common shareholder will be entitled to one vote for each share held.

OTHER MATTERS TO COME BEFORE THE MEETING

Except as set forth in this Proxy Statement, Karpus is not aware of any matters affecting the Fund to be brought before the Meeting. Should other matters properly be brought before the Meeting that Karpus is unaware of a reasonable time before this solicitation, the attached GREEN proxy card, when duly executed, will give the proxies named therein discretionary authority to vote on all such matters and on all matters incident to the conduct of the Meeting. Such discretionary authority will include the ability to vote shares on any proposal to adjourn the Meeting. If Karpus attends the Meeting and submits proxies (see disclosures above concerning the specific limited circumstances under which Karpus would not do so) and a vote to adjourn the Meeting with respect to one or more of the proposals is called, Karpus will vote for or against adjournment in its discretion, based upon its determination of whether or not an adjournment will further its objective of obtaining truly independent representation on the Board of the Fund. Execution and delivery of a proxy by a record holder of shares of common stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

VOTING PROCEDURES

Outstanding Shares of the Fund

On the Record Date, the Fund reported in their proxy statement as having 42,871,373.975 shares of common stock outstanding, with each shareholder of record at the close of business on the Record Date being entitled to one vote for each share held, and each fractional share entitled to a proportionate fractional vote.

Only holders of record as of the close of business on the Record Date will be entitled to vote at the Meeting. If you were a stockholder of record on the Record Date, you will retain your voting rights for the Meeting even if you sell shares after the Record Date. Accordingly, it is important that you vote the shares you owned on the Record Date or grant a proxy to vote such shares, even if you sell some or all of your shares after the Record Date.

Quorum

A majority of the Fund's outstanding shares entitled to be cast at the Meeting that are present in person or represented by proxy constitutes a quorum.

If Karpus attends the Meeting and submits proxies (see disclosures above concerning the limited circumstances under which Karpus would not do so) and because of any unexpected occurrence, any nominee is not available for election or if any other matters properly come before the Meeting, Karpus will vote for or against all such matters in its discretion, based upon its determination of whether or not such matters will further its objective of obtaining truly independent representation on the Board of the Fund.

Voting Requirements

Regarding Item 1, if a quorum is present at the Annual Meeting, the fourteen nominees for election as Trustees who receive the greatest number of votes cast at the Annual Meeting will be elected Trustees.

Regarding Item 2, approval of the shareholder proposal recommending that the Trustees consider converting the fund to an open-end format requires the affirmative vote of a majority of the shares voted on the proposal. The fund's common shareholders and preferred shareholders will vote together as a single class on this proposal. Each preferred shareholder and each common shareholder will be entitled to one vote for each share held.

Special Rule for Proportional Voting

For funds listed on the New York Stock Exchange that have outstanding preferred shares, in accordance with the rules of the exchange, brokerage firms may vote for (or against) a proposal, on behalf of their clients who beneficially own the remarketed or auction rate preferred shares and from whom they have not received voting instructions, in the same proportion as votes for (and against) such proposal have been received from holders of preferred shares if (i) the holders of a minimum of 30% of the outstanding preferred shares have been voted by the holders of preferred shares, (ii) holders of less than 10% of the outstanding preferred shares have voted against such proposal and (iii) the holders of the common shares have approved such proposal.

Procedures

For the proxy solicited hereby to be voted or, under the circumstances specified herein, not voted, the enclosed GREEN proxy card must be signed, dated and returned to:

  Karpus Management, Inc., d/b/a Karpus Investment Management
  c/o Regan & Associates, Inc.
  505 Eighth Avenue, Suite 800
  New York, New York 10018

In the enclosed envelope, in time to be voted at the Meeting. If you wish to vote in accordance with our recommendations, you must submit the enclosed GREEN proxy card and must not subsequently submit the Fund's proxy card. IF YOU HAVE ALREADY RETURNED THE FUND'S PROXY CARD, YOU HAVE THE RIGHT TO REVOKE IT AND ALL MATTERS COVERED THEREBY AND MAY DO SO BY SUBSEQUENTLY SIGNING, DATING AND MAILING THE ENCLOSED GREEN PROXY CARD. ONLY YOUR LATEST PROXY WILL COUNT AT THE MEETING. Execution of a GREEN proxy card will not affect your right to attend the Meeting and to vote in person.

Revocation of Proxies

Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by: (i) submitting to the Fund or to us a later dated written revocation or a duly executed proxy; or (ii) attending and voting at the Meeting in person (mere attendance at the Meeting will not in and of itself constitute a revocation).

Although a revocation of a proxy solicited by the Fund will be effective only if delivered to the Fund, we request that either the original or a copy of all revocations be mailed to Karpus Mangement, Inc., d/b/a Karpus Investment Management, c/o Regan & Associates, Inc., 505 Eighth Avenue, Suite 800, New York, New York 10018, so that we will be aware of all revocations and can more accurately determine if and when the requisite proxies have been received.

Broker Votes

For all matters to be voted upon, an abstention or broker non-vote will not be considered a vote cast. Abstentions will be counted and broker non-votes, if any, will be considered not present for the purpose of determining the presence of a quorum.

"Broker non-votes" occur when a broker has not received voting instructions from the beneficial owner of the shares and either declines to exercise its discretionary voting authority or is barred from doing so because the proposal is contested. Broker non-votes cannot be voted on non-routine matters submitted to a vote without direction of the beneficial owner.

If any of your shares were held in the name of a brokerage firm, bank nominee, or other institution on the Record Date, only that institution can vote your shares and only upon receipt of your specific instructions. Accordingly, please promptly contact the person responsible for your account at such institution and instruct that person to execute and return the GREEN proxy card on your behalf. You should also promptly sign, date, and mail the voting instructions form (or GREEN proxy card) that your broker or banker sends you. Please do this for each account you maintain to ensure that all of your shares are voted. If any of your shares were held in the name of a brokerage firm, bank, bank nominee, or other institution on the Record Date, to revoke your proxy you will need to give appropriate instructions to such institution. IF YOU DO NOT GIVE INSTRUCTIONS TO YOUR BROKER OR OTHER NOMINEE, YOUR SHARES WILL NOT BE VOTED.

How shares will be voted

As stated previously, a majority of the Fund's outstanding shares entitled to be cast at the Meeting that are present in person or represented by proxy constitutes a quorum.

Please note: If you give us your proxy, we will take all steps necessary and lawful to obtain truly independent representation on the Board of the Fund. Due to the complexities of corporate law, under certain circumstances, voting your shares at all, even if voted FOR Karpus nominees, could help create a quorum which could allow management's nominees to be elected. If Karpus believes that voting the proxies it receives would cause there to be a quorum and that the Karpus proposals would thereby not be approved, we may not attend the Meeting and may withhold all proxies in order to attempt to defeat management's Trustee nominees.

If we are not able to obtain truly independent representation on the Board of the Fund, we may not attend the Meeting, we may not vote your shares, and your shares may not be counted toward a quorum. If you do not believe the foregoing condition is reasonably specified, or you unconditionally want your shares to be represented at the Meeting, you should not give us your proxy. If Karpus does attend the Meeting, unless you indicate otherwise, your shares will be voted FOR all eight of the Karpus nominees and FOR Karpus' shareholder proposal recommending that the Trustees consider converting the Fund to an open-end format.

As your fellow shareholder and in accord with the reasons stated above, we strongly urge you to vote the GREEN proxy card.

Unless we decide, under the conditions specified above, not to attend the Meeting in order to defeat a quorum, shares represented by a GREEN proxy card where no specification has been made will be voted:

  1. FOR all eight of Karpus' nominees;
  2. FOR Karpus' proposal recommending that the Trustees consider converting the fund to an open-end format;

And to transact such other business as may properly come before the Meeting and any adjournments thereof.

THE SOLICITATION OF PROXIES

In connection with our solicitation of proxies for use at the Meeting, proxies may be solicited by mail, courier service, advertisement, telephone, telecopier, or other electronic means, and in person. Solicitations may be made in the manner set forth in this Proxy Statement, by certain of the officers or employees of Karpus, none of whom will receive additional compensation for such solicitations. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of common shares for whom they hold shares of record. We will reimburse these organizations for their reasonable out-of-pocket expenses.

We have retained Regan & Associates, Inc. for solicitation and advisory services in connection with the solicitation of proxies. Karpus will pay a fee to be agreed upon between Karpus and Regan & Associates, Inc. based on the services provided.

Initially, we will bear all of the expenses related to this proxy solicitation. Because we believe that all shareholders will benefit from this solicitation, we intend to seek reimbursement of our expenses from the Fund. Shareholders will not be asked to vote on the reimbursement of our solicitation expenses which we estimate to be approximately $125,000.

Other than as set forth in this Proxy Statement, there are no contracts, arrangements, or understandings entered into by any of the participants in the solicitation or, to the participants' knowledge, any of their respective associates within the past year with any person with respect to any of the Fund's securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division or losses or profits, or the giving or withholding of proxies. Except as set forth in the Proxy Statement, none of the participants in the solicitation or, to the participants' knowledge, any of their associates has entered into any agreement or understanding with any person with respect to: (i) any future employment by the Fund or its affiliates; or (ii) any future transactions to which the Fund or any of its affiliates will or may be a party.

INFORMATION CONCERNING THE PARTICIPANTS IN THE SOLICITATION

Karpus is the soliciting shareholder of this proxy. As stated above, as of the Record Date, Karpus was the beneficial owner of 6,299,384 shares of the Common Stock of the Fund which represents 14.69% of the Fund's issued and outstanding Common Stock.

Karpus Investment Management was founded in 1986 by George Karpus and Jo Ann Van Degriff. Karpus is an independent registered Investment Adviser with slightly over $1.8 Billion under management and is employee owned. We provide customized, conservative investment management for high net worth individuals, pension plans, foundations, endowments, trusts, estates, and Taft Hartley accounts. Karpus is located in Pittsford, New York (a suburb of Rochester, New York). We pride ourselves on independent research. We are not affiliated with any brokerage firm.

Shares of the Fund owned by Officers/ Employees/ and Directly Related Accounts of Such as of the Record Date.

 Account      Shares
 Dana R. Consler     1,467
 George W. Karpus     194,379
 JoAnn Van Degriff     16,739
 Karpus Investment Management Defined Benefit Plan  2,923
 Karpus Investment Management Profit Sharing Plan  4.325
 Karpus Management, Inc.    11,198
 The Estate of Sophie P. Karpus    1,330
Other than as set forth in this Proxy Statement, there are no contracts, arrangements, or understandings entered into by any of the participants in the solicitation or, to the participants' knowledge, any of their respective associates within the past year with any person with respect to any of the Fund's securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division or losses or profits, or the giving or withholding of proxies.

Except as set forth in this Proxy Statement, none of the participants in the solicitation or, to the participants' knowledge, any of their respective associates has entered into any agreement or understanding with any person with respect to: (i) any future employment by the Funds or its affiliates; or (ii) any future transactions to which the Funds or any of its affiliates will or may be a party.

ADDITIONAL INFORMATION

The information concerning the Fund contained in this Proxy Statement has been taken from, or is based upon, publicly available information. Although Karpus does not have any information that would indicate that any information contained in this Proxy Statement concerning the Fund is inaccurate or incomplete, Karpus does not take any responsibility for the accuracy or completeness of such information.

Questions, or requests for additional copies of this Proxy Statement, should be directed to:

  Brett D. Gardner, Portfolio Manager or
  Daniel Lippincott, Senior Tax-Sensitive Manager/Municipal Analyst
  Senior Director of Investments
  Karpus Management, Inc., d/b/a Karpus Investment Management
  183 Sully's Trail
  Pittsford, New York 14534
  (585) 586-4680

Proxy Statement of Karpus Management, Inc., d/b/a Karpus Investment Management,
Stockholders of Putnam Municipal Opportunities Trust, in Opposition to the Solicitation by the
Board of Trustees at the Annual Meeting of Stockholders to be held on April 8, 2010

THIS PROXY IS SOLICITED ON BEHALF OF KARPUS MANAGEMENT INC., D/B/A KARPUS INVESTMENT MANAGEMENT. THE BOARD OF DIRECTORS OF THE FUND IS NOT SOLICITING THIS PROXY.

The undersigned, revoking prior proxies, hereby appoints Brett D. Gardner and Daniel Lippincott, Proxy with several powers of substitution, to vote all of the shares of stock of Putnam Municipal Opportunities Trust owned by the undersigned and entitled to vote at the Annual Meeting of Shareholders of the Fund to be held at One Post Office Square, 8th Floor, Boston, Massachusetts 02109, at 11:00 a.m. (E.S.T.), or at any postponement or adjournment thereof, upon the following matters as described in the Notice of Meeting and accompanying Proxy Statement, which have been received by the undersigned. The undersigned expressly directs the proxy holders to decline to attend the Meeting if doing so would create a quorum and cause management's director nominees to be elected, unless Karpus determines that the Board has agreed to afford shareholders truly independent representation on the Board of the Fund. If Karpus determines that the Board has not agreed to support such action, Karpus may not attend the Meeting, may not vote the undersigned's shares by proxy, and the shares may not be counted toward a quorum. Your shares will be voted as directed provided that Karpus, the soliciting shareholder, has determined that the Board has agreed to afford shareholders truly independent representation on the Board of the Fund. Otherwise, Karpus may not attend the Meeting, may not vote your shares, and your shares may not be counted toward a quorum.

Subject to the conditions specified above, if no direction is given on these proposals, this proxy card will be voted:

  1. FOR all of Karpus' nominees;
  2. FOR Karpus' proposal recommending that the Trustees consider converting the Fund to an open-end format;

And to transact such other business as may properly come before the Meeting and any adjournments thereof.

If voting your proxies would cause there to be a quorum and cause management's director nominees to be elected, then unless Karpus determines that the Board has agreed to afford shareholders truly independent representation on the Board of the Fund, Karpus may not attend the Meeting, may not vote the undersigned's shares proxy, and the shares may not be counted toward a quorum. If you do not believe the foregoing condition is reasonably specified or you unconditionally want your shares to be represented at the Meeting, you should not give us your proxy.

KARPUS RECOMMENDS THAT YOU VOTE FOR ITEM 1 AND FOR ITEM 2

1. Election of Directors to be voted on by the common and preferred shareholders voting as a single class:
 [  ]   FOR ALL Karpus Nominees

  [  ] FOR Walter S. Baer   [  ] FOR Jeffrey P. Lessard, Ph.D., CFA

  [  ] FOR Donald Chapman   [  ] FOR Brad Orvieto

  [  ]   FOR Robert Hoyt, Ph.D.  [  ] FOR Arthur Charles Regan

 [  ] WITHHOLD AUTHORITY

 [  ] FOR ALL EXCEPT

 To withhold authority to vote for certain nominees only, mark "For All Except" and write each such nominee's name on the line below.

 Name of Director(s) Withholding: _______________________________________________________________________

     Election of Directors to be voted on solely by the preferred shareholders voting as a single class:

 [  ]   FOR ALL Karpus Nominees

  [  ] FOR Richard W. Cohen

  [  ] FOR Phillip Goldstein

 [  ] WITHHOLD AUTHORITY

 [  ] FOR ALL EXCEPT

 To withhold authority to vote for certain nominees only, mark "For All Except" and write each such nominee's name on the line below.

 Name of Director(s) Withholding: _______________________________________________________________________

2. FOR Karpus' proposal recommending that the Trustees consider converting the Fund to an open-end format.

 [  ]  FOR      [  ]  AGAINST [  ]  ABSTAIN

3.  To transact such other business as may properly come before the Meeting and any adjournments thereof.

**By checking the FOR box below, I authorize Karpus to utilize its discretion to vote, or under specified conditions in Karpus' proxy statement, not vote my shares.

 [  ]  FOR      [  ]  AGAINST [  ]  ABSTAIN

Signature of Stockholder:__________________________________ Signature of Stockholder:__________________________________
Date: _____________________________________________ Date: _____________________________________________

Note:  Please sign exactly as your name or names appear on this Proxy and return promptly using the enclosed envelope.
When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.